EXHIBIT 04.02


           THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT
              OF 1933 AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE
                  DISPOSED OF UNLESS REGISTERED UNDER THAT ACT
                      OR AN EXEMPTION FROM REGISTRATION IS
                                   AVAILABLE.

            THIS NOTE IS ISSUED WITH ORIGINAL ISSUE DISCOUNT ("OID")
            AS DEFINED BY SECTION 1273(a)(1) OF THE INTERNAL REVENUE
             CODE OF 1986, AS AMENDED. THE FOLLOWING INFORMATION IS
           PROVIDED PURSUANT TO THE INFORMATION REPORTING REQUIREMENTS
                   SET FORTH IN TREASURY REGULATION 1.1275-3.

             THE ISSUE PRICE OF THIS DEBT INSTRUMENT IS $[________].
            THE AMOUNT OF OID ON THIS DEBT INSTRUMENT IS $[________].
            THE ISSUE DATE OF THIS DEBT INSTRUMENT IS [_______], 1999
                     THE PER ANNUM YIELD TO MATURITY OF THIS DEBT INSTRUMENT IS [___]% COMPOUNDED SEMI-ANNUALLY.

                                JBI APPAREL, INC.

                          13% Senior Subordinated Note
                              Due December 31, 2001

$[__________]                                    [_______], 1999

                  JBI APPAREL, INC. (hereinafter called the "Company"), a Massachusetts corporation and an indirect wholly-owned subsidiary of J. Baker, Inc., a Massachusetts corporation ("J. Baker"), for value received, hereby promises to pay to [_________] ("Purchaser"), or registered assigns, the principal sum of [AMOUNT IN WORDS] DOLLARS ($[________]), on December 31, 2001 and to pay interest (computed on the basis of a 360-day year consisting of twelve 30-day months) from the date hereof on the unpaid principal amount hereof at the rate of 13% per annum semi-annually in arrears on June 30 and December 31 of each year (each said day being an "Interest Payment Date"), commencing on June 30, 1999, until the principal amount hereof shall have become due and payable, whether at maturity or by acceleration or otherwise, and thereafter at the rate of 15% per annum on any overdue principal amount and (to the extent permitted by applicable law) on any overdue interest until paid.

                  All payments of principal and interest on this Note shall be in such coin or currency of the United States of America as at the time of payment shall be legal tender for payment of public and private debts.

                  On any Interest Payment Date on or after June 29, 2001, the Company shall pay any amount of accrued original issue discount on this Note as shall be necessary to ensure that this Note shall not be considered an "applicable high yield discount obligation" within the meaning of Section 163(i) of the Internal Revenue Code of 1986, as amended (the "Code"), or any successor provision. The amount of principal payable on this Note shall be reduced by the amount of any accrued original issue discount that is paid pursuant to this paragraph.

                  If any payment on this Note is due on a day which is not a Business Day, it shall be due on the next succeeding Business Day. For purposes of this Note, "Business Day" shall mean any day other than a Saturday, Sunday or a legal holiday or day on which banks are authorized or required to be closed in Boston or New York.

     1. The Note. This Note is issued pursuant to and is subject to the terms and provisions of the Securities Purchase Agreement dated as of May 19, 1999 (the "Purchase Agreement"), among J. Baker, the Company and the several purchasers named on Schedule I thereto and the terms of this Note include those stated in the Purchase Agreement. As used herein, the term "Note" or "Notes" includes this 13% Senior Subordinated Note due December 31, 2001 of the Company originally so issued and any 13% Senior Subordinated Note or Notes due December 31, 2001 subsequently issued upon exchange or transfer thereof.

     2. Transfer, Etc. of Notes. The Company shall keep at its office or agency maintained as provided in paragraph (a) of Section 7 a register in which the Company shall provide for the registration of this Note and for the registration of transfer and exchange of this Note. The holder of this Note may, at its option, and either in person or by its duly authorized attorney, surrender the same for registration of transfer or exchange at the office or agency of the Company maintained as provided in Section 7 and, without expense to such holder (except for taxes or governmental charges imposed in connection therewith), receive in exchange therefor a Note or Notes each in such denomination or denominations (in integral multiples of $100,000) as such holder may request, dated as of the date to which interest has been paid on the Note or Notes so surrendered for transfer or exchange, for the same aggregate principal amount as the then unpaid principal amount of the Note or Notes so surrendered for transfer or exchange, and registered in the name of such person or persons as may be designated by such holder. Every Note presented or surrendered for registration of transfer or exchange shall be duly endorsed, or shall be accompanied by a written instrument of transfer, satisfactory in form to the Company, duly executed by the holder of such Note or its attorney duly authorized in writing. Every Note so made and delivered in exchange for such Note shall in all other respects be in the same form and have the same terms as such Note. No transfer or exchange of any Note shall be valid (x) unless made in the foregoing manner at such office or agency and (y) unless registered under the Securities Act of 1933, as amended, or any applicable state securities laws or unless an exemption from such registration is available.

     3. Loss, Theft, Destruction or Mutilation of Note. Upon receipt of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of this Note, and, in the case of any such loss, theft or destruction, upon receipt of an affidavit of loss and an indemnity reasonably acceptable in form and substance to the Company from the holder thereof, or, in the case of any such mutilation, upon surrender and cancellation of this Note, the Company will make and deliver, in lieu of this Note, a new Note of like tenor and unpaid principal amount and dated as of the date to which interest has been paid on this Note.

     4. Persons Deemed Owners; Holders. The Company may deem and treat the person in whose name this Note is registered as the owner and holder of this Note for the purpose of receiving payment of principal of and interest on this Note and for all other purposes whatsoever, whether or not this Note shall be overdue. With respect to any Note at any time outstanding, the term "holder", as used herein, shall be deemed to mean the person in whose name such Note is registered as aforesaid at such time.

     5. Prepayments.

     (a) Optional Prepayment. Subject to any applicable restrictions contained in the Credit Agreement (as hereinafter defined), upon notice given as provided in Section 5(b), the Company may, at its option, prepay this Note, without premium or penalty, as a whole at any time or in part from time to time in principal amounts which shall be $100,000 or integral multiples thereof, together with any accrued and unpaid interest thereon through the date of such prepayment.

     (b) Notice of Prepayment. The Company shall give written notice of any prepayment of this Note or any portion hereof pursuant to Section 5(a) not less than 20 nor more than 60 days prior to the date fixed for such prepayment. Such notice of prepayment and all other notices to be given to the holder of this Note shall be given by registered or certified mail to the person in whose name this Note is registered at its address designated on the register maintained by the Company on the date of mailing such notice of prepayment or other notice. Upon notice of prepayment being given as aforesaid, the Company covenants and agrees that it will prepay, on the date therein fixed for prepayment, this Note or the portion hereof, as the case may be, so called for prepayment, at the prepayment price determined in accordance with Section 5(a) hereof. A prepayment of less than all of the outstanding principal amount of this Note shall not relieve the Company of its obligation to make scheduled payments of interest payable in respect of the principal remaining outstanding on the Interest Payment Dates.

     (c) Allocation of All Payments. In the event of any partial payment of less than all of the interest then due on the Notes then outstanding or any prepayment, purchase, redemption or retirement of less than all of the outstanding Notes, the Company will allocate the amount of interest so to be paid and the principal amount so to be prepaid, purchased, redeemed or retired to each Note in proportion, as nearly as may be, to the aggregate principal amount of all Notes then outstanding.

     (d) Interest After Date Fixed for Prepayment. If this Note or a portion hereof is called for prepayment as herein provided, this Note or such portion shall cease to bear interest on and after the date fixed for such prepayment unless, upon presentation for such purpose, the Company shall fail to pay this Note or such portion, as the case may be, in which event this Note or such portion, as the case may be, and, so far as may be lawful, any overdue installment of interest, shall bear interest on and after the date fixed for such prepayment and until paid at the rate per annum provided herein for overdue amounts.

     (e) Surrender of Note; Notation Thereon. Upon any prepayment of a portion of the principal amount of this Note, the holder hereof, at its option, may require the Company to execute and deliver at the expense of the Company (other than for transfer taxes, if any), upon surrender of this Note, a new Note registered in the name of such person or persons as may be designated by such holder for the principal amount of this Note then remaining unpaid, dated as of the date to which the interest has been paid on the principal amount of this Note then remaining unpaid, or may present this Note to the Company for notation hereon of the payment of the portion of the principal amount of this Note so prepaid.

     6. Offer to Repurchase Upon a Change of Control. Subject to any applicable restrictions in the Credit Agreement with respect to paragraph (a) below:

     (a) Upon the occurrence of a Change of Control (as hereinafter defined), the holder of this Note shall have the right, at such holder's option, to require the Company to repurchase all or any part of such holder's Note in amounts which shall be in integral multiples of $100,000 pursuant to the offer described below, at a purchase price equal to 101% of the principal amount thereof so to be repurchased, plus accrued and unpaid interest, if any, to the date of purchase (a "Change of Control Payment"). Within 10 Business Days after the Company knows, or reasonably should know, of the occurrence of any Change of Control, the Company shall make an irrevocable, unconditional offer (except that such offer may be conditioned upon the closing of the transaction constituting the Change of Control) (a "Change of Control Offer") to all holders of the Notes to purchase all of the Notes for cash in an amount equal to the Change of Control Payment by sending written notice (the "Change of Control Notice") of such Change of Control Offer to each holder by registered or certified mail to the person in whose name the Note is registered at its address maintained by the Company on the date of the mailing of such notice. The Change of Control Notice shall contain all instructions and materials required by applicable law and shall contain or make available to the holder other information material to such holder's decision to tender this Note pursuant to the Change of Control Offer. The Change of Control Notice, which shall govern the terms of the Change in Control Offer, shall state:

          (i) that the Change of Control Offer is being made pursuant to this Section 6, and that all Notes validly tendered will be accepted for payment;

          (ii) the Change of Control Payment (including the amount of accrued and unpaid interest) and the purchase date, which will be no later than 30 days from the date such notice is mailed (the "Change of Control Payment Date");

          (iii) that any Note not validly tendered will continue to accrue interest;

          (iv) that, unless the Company defaults in the payment of the Change of Control Payment, any Note accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Payment Date;

          (v) that holders electing to have a Note, or portion thereof, purchased pursuant to a Change of Control Offer will be required to surrender the Note to the Company at the address specified in the notice not later than the close of business on the Business Day prior to the Change of Control Payment Date;

          (vi) that holders will be entitled to withdraw their election if the Company receives, not later than the close of business on the second Business Day prior to the Change of Control Payment Date, a telegram, facsimile transmission or letter setting forth the name of the holder, the principal amount of the Note delivered for purchase and a statement that such holder is withdrawing its election to have such principal amount of Note purchased; and

          (vii) that holders whose Notes are being purchased only in part will be issued a new Note equal in principal amount to the unpurchased portion of the Note surrendered, which unpurchased portion must be equal to $100,000 in principal amount or an integral multiple thereof.

                  On or before the Change of Control Payment Date, the Company shall (i) accept for payment the Notes or portions thereof validly tendered pursuant to the Change of Control Offer prior to the close of business on the Change of Control Payment Date, (ii) promptly mail to the holders of Notes so accepted payment in an amount equal to the Change of Control Payment (including accrued and unpaid interest) for such Notes, and the Company shall promptly mail or deliver to such holders a new Note equal in principal amount to any unpurchased portion of the Note surrendered; provided, that each such new Note will be in a principal amount of $100,000 or an integral multiple thereof. Any Notes not so accepted shall be promptly mailed or delivered by the Company to the holder thereof.

     (b) In the event of a Change of Control, the Company will promptly, in good faith, (i) seek to obtain any required consent of the holders of any Senior Indebtedness (as defined herein) to permit the Change of Control Offer and the Change of Control Payment contemplated by this Section 6, or (ii) repay some or all of such Senior Indebtedness to the extent necessary (including, if necessary, payment in full of such Senior Indebtedness and payment of any prepayment premiums, fees, expenses or penalties) to permit the Change of Control Offer and the Change of Control Payment contemplated hereby without such consent. Failure to comply with the foregoing shall not relieve the Company from its obligations pursuant to paragraph (a) above.

     (c) For purposes of this Note "Change of Control" means (i) the sale, lease or transfer, whether direct or indirect (other than by way of merger or consolidation), of all or substantially all of the assets of (A) J. Baker and its subsidiaries, taken as a whole or (B) the Company and its subsidiaries, taken as a whole, in one transaction or a series of related transactions, to any "person" or "group," (ii) the liquidation or dissolution of J. Baker or the Company or the adoption of a plan of liquidation or dissolution of J. Baker or the Company, (iii) the acquisition of "beneficial ownership" by any "person" or "group" of securities of J. Baker or the Company representing more than 50% of the combined voting power of all then outstanding securities entitled to vote generally in elections of directors of J. Baker or the Company, as the case may be, or any successor entity ("Voting Stock"), by way of sale, transfer or issuance of or a series of sales, transfers and/or issuances of Voting Stock or otherwise, (iv) any merger or consolidation to which J. Baker or the Company is a party, except for a merger or consolidation in which the holders of J. Baker's or the Company's outstanding Voting Stock, as the case may be, entitled to elect a majority of the J. Baker's Company's Board of Directors, as the case may be, immediately prior to the merger or consolidation shall continue to own directly or beneficially the outstanding Voting Stock of the surviving corporation entitled to elect a majority of the Board of Directors of the surviving corporation after giving effect to the merger or consolidation, or (v) during any period of two consecutive years, the failure of those individuals who at the beginning of such period constituted J. Baker's or the Company's Board of Directors, as the case may be (together with any new directors whose election or appointment by such Board or whose nomination for election or appointment by the shareholders of J. Baker or the Company, as the case may be, was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved), to constitute a majority of J. Baker's. or the Company's Board of Directors, as the case may be, then in office; provided, however, that in no event shall a foreclosure on any collateral pledged by J. Baker or the Company in respect of obligations arising under or in connection with the Credit Agreement constitute a Change of Control.

                  For purposes of this definition, (i) the terms "person" and "group" shall have the meaning set forth in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), whether or not applicable, (ii) the term "beneficial owner" shall have the meaning set forth in Rules 13d-3 and 13d-5 under the Exchange Act, whether or not applicable, except that a person shall be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time or upon the occurrence of certain events, and (iii) any "person" or "group" will be deemed to beneficially own any voting stock of J. Baker or the Company so long as such person or group beneficially owns, directly or indirectly, in the aggregate a majority of the voting stock of a registered holder of the voting stock of J. Baker or the Company, as the case may be.

     7. Covenants Relating to the Note. The Company covenants and agrees that so long as the Note shall be outstanding and, in the case of paragraphs (k) through
(q) below, so long as one million dollars ($1,000,000) of aggregate principal amount of the Notes is outstanding:

     (a) Maintenance of Office. The Company will maintain an office or agency in such place in the United States of America as the Company may designate in writing to the registered holder of this Note, where this Note may be presented for registration of transfer and for exchange as herein provided, where notices and demands to or upon the Company in respect of this Note may be served and where this Note may be presented for payment. Until the Company otherwise notifies the holder hereof, said office shall be the principal office of the Company located at 55 Turnpike Street, Canton, Massachusetts 02021.

     (b) Payment of Taxes. The Company will promptly pay and discharge or cause to be paid and discharged, before the same shall become in default, all material lawful taxes and assessments imposed upon the Company or any of its subsidiaries or upon the income and profits of the Company or any of its subsidiaries, or upon any property, real, personal or mixed, belonging to the Company or any of its subsidiaries, or upon any part thereof by the United States or any State thereof, as well as all material lawful claims for labor, materials and supplies which, if unpaid, would become a lien or charge upon such property or any part thereof; provided, however, that neither the Company nor any of its subsidiaries shall be required to pay and discharge or to cause to be paid and discharged any such tax, assessment, charge, levy or claim so long as both (x) the Company has established adequate reserves for such tax, assessment, charge, levy or claim and (y)(i) the Company or a subsidiary shall be contesting the validity thereof in good faith by appropriate proceedings or (ii) the Company shall, in its good faith judgment, deem the validity thereof to be questionable and the party to whom such tax, assessment, charge, levy or claim is allegedly owed shall not have made written demand for the payment thereof.

     (c) Corporate Existence. The Company will do or cause to be done all things necessary and lawful to preserve and keep in full force and effect (i) its corporate existence and the corporate existence of each of its subsidiaries and
(ii) the material rights and franchises of the Company and each of its subsidiaries under the laws of the United States or any state thereof, or, in the case of subsidiaries organized and existing outside the United States, under the laws of the applicable jurisdiction; provided, however, that nothing in this paragraph (c) shall prevent the abandonment or termination of any rights or franchises of the Company, or the liquidation or dissolution of, or a sale, transfer or disposition (whether through merger, consolidation, sale or otherwise) of all or any substantial part of the property and assets of, any subsidiary or the abandonment or termination of the corporate existence, rights and franchises of any subsidiary if such abandonment, termination, liquidation, dissolution, sale, transfer or disposition is, in the good faith business judgment of the Company, in the best interests of the Company and not disadvantageous to the holder of this Note.

     (d) Maintenance of Property. The Company will at all times maintain and keep, or cause to be maintained and kept, in good repair, working order and condition (reasonable wear and tear excepted) all significant properties of the Company and its subsidiaries used in the conduct of the Business, and will from time to time make or cause to be made all needful and appropriate repairs, renewals, replacements, betterments and improvements thereto, so that the Business may be conducted at all times in the ordinary course consistent with past practice.

     (e) Insurance. The Company will, and will cause each of its subsidiaries to, (i) keep adequately insured, by financially sound and reputable insurers, all property of a character usually insured by corporations engaged in the same or a similar business similarly situated against loss or damage of the kinds customarily insured against by such corporations and (ii) carry, with financially sound and reputable insurers, such other insurance (including without limitation liability insurance) in such amounts as are available at reasonable expense and to the extent believed advisable in the good faith business judgment of the Company.

     (f) Keeping of Books. The Company will at all times keep, and cause each of its subsidiaries to keep, proper books of record and account in which proper entries will be made of its transactions in accordance with generally accepted accounting principles consistently applied.

     (g) Transactions with Affiliates. The Company shall not enter into, or permit any of its subsidiaries to enter into, any transaction with any of its or any subsidiary's officers, directors, employees or any person related by blood or marriage to any such person or any entity in which any such person owns any beneficial interest, except for (i) normal employment arrangements, benefit programs and employee incentive option programs on reasonable terms, (ii) any transaction approved by the Board of Directors of the Company, (iii) customer transactions in the ordinary course of business and on arm's length terms and
(iv) the transactions contemplated by the Purchase Agreement.

     (h) Notice of Certain Events. The Company shall, immediately after it becomes aware of the occurrence of (i) any Event of Default (as hereinafter defined) or any event which, upon notice or lapse of time or both, would constitute such an Event of Default, or (ii) any action, suit or proceeding at law or in equity or by or before any governmental instrumentality or agency which, if adversely determined, would materially impair the right of the Company to carry on its business substantially as now or then conducted, or would have a material adverse effect on the properties, assets, financial condition, prospects, operating results or business of the Company and its subsidiaries taken as a whole, give notice to the holder of this Note, specifying the nature of such event.

     (i) Payment of Principal and Interest on the Note. The Company will use its best efforts, subject to the provisions of applicable credit arrangements (including the Credit Agreement), contractual obligations of the Company and/or its subsidiaries and any applicable law restricting the same, to provide funds from its subsidiaries to the Company, by dividend, advance or otherwise, sufficient to permit payment by the Company of the principal of and interest on this Note in accordance with its terms. Subject to any applicable provisions in the Credit Agreement and documents executed and delivered in connection therewith, the Company will not, and will not permit any subsidiary to, directly or indirectly create or otherwise cause to exist any encumbrance or restriction on the ability of any subsidiary to pay dividends or make any other distributions to the Company or any wholly-owned subsidiary of the Company in respect of its capital stock.

     (j) Consolidation, Merger and Sale. The Company will not consolidate or merge with or into, or sell or otherwise dispose of all or substantially all of its property in one or more related transactions to, any other corporation or other entity, unless:

          (i) the Company is the surviving corporation or the entity formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale or other disposition shall have been made is a corporation organized or existing under the laws of the United States of any state thereof or the District of Columbia;

          (ii) the surviving corporation or other entity (if other than the Company) shall expressly and effectively assume in writing the due and punctual payment of the principal of and interest on this Note, according to its tenor, and the due and punctual performance and observance of all the terms, covenants, agreements and conditions of this Note to be performed or observed by the Company to the same extent as if such surviving corporation had been the original maker of this Note;

          (iii) the Company or such other corporation or other entity shall not otherwise be in default in the performance observance of any covenant, agreement or condition of this Note or the Purchase Agreement; and

          (iv) the holder of this Note shall have received, in connection therewith, an opinion of counsel of the Company (or other counsel satisfactory to the holder), in form and substance satisfactory to the holder, to the effect that any such consolidation, merger, sale or conveyance and any such assumption complies with the provisions of clauses (i) and
                      (ii) of this paragraph (j).

         Notwithstanding anything to the contrary herein, in no event shall a foreclosure on any collateral pledged by the Company in respect of obligations arising under or in connection with the Credit Agreement be deemed to constitute a violation of the Company's obligatons pursuant to this paragraph (j).

     (k) Limitation on Indebtedness and Disqualified Stock. The Company will not, and will not permit any of its subsidiaries to, (i) incur or permit to remain outstanding any indebtedness for money borrowed ("Indebtedness"), except
(A) Senior Indebtedness (as defined in Section 13), (B) Indebtedness existing on the date of original issuance of this Note, (C) Indebtedness permitted to be incurred under the Credit Agreement as in effect from time to time after the original issuance of this Note (other than Indebtedness that is subordinate or junior in right of payment (to any extent) to any Senior Indebtedness and senior or pari passu in right of payment (to any extent) to the Notes), or (D) in the event that the Credit Agreement has terminated, Indebtedness permitted to be incurred under any successor credit agreement of the Company with respect to Senior Indebtedness, of if there exists no such credit agreement, such Indebtedness as may be mutually agreed upon by the Company and the holders of a majority of the aggregate principal amount of the Notes then outstanding, or
(ii) issue any capital stock ("Disqualified Stock") of the Company or any of its subsidiaries which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures, or is mandatorily redeemable, whether pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to March 31, 2002.

     (l) Restricted Payments. The Company will not, and will not permit any of its subsidiaries to: (i) declare or pay any dividends on, or make any other distribution or payment on account of, or redeem, retire, purchase or otherwise acquire, directly or indirectly, any shares of any in respect thereof, either directly or indirectly, whether in cash, property or in obligations of the Company or any of its subsidiaries, except for (X) distributions of shares of the same class or of a different class of stock pro rata to all holders of shares of a class of stock, or (Y) dividends, distributions or payment by any subsidiary to the Company or to any wholly-owned subsidiary of the Company, or
(ii), except as permitted under the Credit Agreement, make any payments of principal of, or retire, redeem, purchase or otherwise acquire any Indebtedness other than any Senior Indebtedness of the Notes (such declarations, payments, purchases, redemptions, retirements, acquisitions or distributions being herein called "Restricted Payments").

     (m) Limitation on Liens. The Company shall not, and shall not permit any of its subsidiaries to, directly or indirectly, create, incur, assume or otherwise cause or suffer to exist any lien, pledge , charge, security interest or encumbrance (collectively, "Liens") on any asset now owned or hereafter acquired, or on any income or profits therefrom or assign or convey any right to receive income therefrom, except for (i) Liens permitted under the Credit Agreement or securing any Senior Indebtedness, (ii) liens for current taxes not yet due, (iii) landlord's liens, (iv) purchase money liens and (v) workman's, materialman's, warehouseman's and similar liens arising by law or statute.

     (n) Inspection of Property. The Company will permit the holder hereof to visit and inspect any of the properties of the Company and any other subsidiaries and their books and records and to discuss the affairs, finances and accounts of any of such corporations with the principal officers of the Company and such subsidiaries and their independent public accountants, all at such reasonable times and as often as such holders may reasonably request.

     (o) Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries. The Company shall not, and will not permit any of its subsidiaries to, directly or indirectly, create, assume or suffer to exist any consensual encumbrance or restriction on the ability of any subsidiary of the Company to pay dividends or make other distributions on the capital stock of any subsidiary of the Company or pay or satisfy any obligation to the Company or any of its subsidiaries or otherwise transfer assets or make or pay loans or advances to the Company or any of its subsidiaries, except encumbrances and restrictions existing under (i) any applicable law or any governmental or administrative regulation or order; (ii) restrictions with respect solely to a subsidiary of the Company imposed pursuant to a binding agreement which has been entered into for the sale or disposition of all or substantially all of the capital stock or assets of such subsidiary, provided that such restrictions apply solely to the capital stock or assets being sold of such subsidiary; (iii) restrictions contained in any agreement relating to a person or real or tangible personal property acquired after the date hereof which are not applicable to any person or property, other than the person or property so acquired and which were not put in place in connection with, or in contemplation of, such acquisition; (iv) any agreement (other than those referred to in clause (iii)) of a person acquired by the Company or a subsidiary of the Company, which restrictions existed at the time of acquisition; (v) contractual encumbrances or restrictions in effect on the date hereof and customary encumbrances and restrictions contained in the security agreements related to the Credit Agreement and encumbrances and restrictions contained in the Credit Agreement on the date hereof as such encumbrances or restrictions may be amended, provided that such encumbrances or restrictions as amended are not more restrictive in the aggregate than those contained in the security agreements and the Credit Agreement in effect on the date hereof; (vi) the Credit Agreement and the Notes;
(vii) indebtedness otherwise permitted to be incurred pursuant to Sections 7(k) and 7(m) hereof; (viii) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business; or (ix) customary provisions restricting subletting or assignment of any lease entered into the ordinary course of business.

     (p) Limitation on Asset Sales and Issuance of Shares of Subsidiaries. The Company shall not, and shall not permit any of its subsidiaries to, in one or a series of related transactions, convey, sell, transfer, assign or otherwise dispose of, directly or indirectly, any of its property, businesses or assets, including by merger or consolidation or sale and leaseback transaction, and including any sale or other transfer or issuance of any capital stock of any subsidiary of the Company, whether the Company or its subsidiary (an "Asset Sale"), unless (1)(a) within one year after the date of such Asset Sale, an amount equal to the net cash proceeds therefrom (the "Asset Sale Offer Amount") are applied to the optional redemption of the Notes in accordance with the terms of Section 5(a) hereof to make an offer to purchase or to redeem the Notes with the proceeds from asset sale, pro rate in proportion to the respective principal amounts (or accreted values in the case of indebtedness issued with an original issue discount) of the Notes or to the repurchase of the Notes pursuant to an irrevocable, unconditional offer (an "Asset Sale Offer"), or (b)within one year of such Asset Sale, the Asset Sale Offer Amount is used to permanently retire Senior Indebtedness of the Company or indebtedness of any subsidiary of the Company, and (2) the Board of Directors of the Company determines in good faith that the Company or such subsidiary, as applicable, would receive fair market value in consideration of such Asset Sale.

                  Notwithstanding   the   foregoing   provisions  of  the  prior
paragraph:

(i) The Company and its subsidiaries may, in the ordinary course of business, convey, sell, lease, transfer, assign or otherwise dispose of assets acquired and held for resale in the ordinary course of business;

(ii) The Company and its subsidiaries may convey, sell, lease, transfer, assign or otherwise dispose of assets pursuant to and in accordance with Section 7(j) hereof;

(iii) The Company and its subsidiaries may sell or dispose of damaged, worn out or other obsolete property so long as such property is no longer necessary for the proper conduct of the business of the Company or such subsidiary, as applicable;

(iv) The Company may sell or dispose of slow-selling or other inventory in bulk; and

(v) The Company and its subsidiaries may convey, sell, lease, transfer, assign or otherwise dispose of assets to the Company or any of its wholly-owned subsidiaries in accordance with the terms hereof.

                  Restricted Payments that are made in compliance with Section 7(1) hereof shall not be deemed to be Asset Sales.

                  Any Asset Sale Offer shall be made in compliance with all applicable laws, rules, and regulations, including, if applicable, Regulation 14 E of the Exchange Act and the rules and regulations thereunder and all other applicable Federal and state securities laws.

(q) Limitation on Subsidiary Guarantees. The Company shall not cause or permit any of its subsidiaries, directly or indirectly, to guarantee, assume or in any other manner become liable with respect to any indebtedness of the Company or any of its subsidiaries (other than under the Credit Agreement).

8. Modification by Holders; Waiver. The Company may, with the written consent of the holders of not less than a majority in principal amount of the Notes then outstanding, modify the terms and provisions of this Note or the rights of the holders of this Note or the obligations of the Company hereunder, and the observance by the Company of any term or provision of this Note may be waived with the written consent of the holders of not less than a majority in principal amount of the Notes then outstanding; provided, however, that no such modification or waiver shall:

(i) Change the maturity of any Note or reduce the principal amount thereof or reduce the rate or extend the time of payment of interest thereon without the consent of the holder of each Note so affected; or

(ii) give any Note any preference over any other Note, including, without limitation, by amending the allocation provisions of Section 5(c) hereof; or

(iii)    reduce the percentage of principal amount  outstanding  under any Note,
         the  consent  of  the  holder  of  which  is  required   for  any  such
         modification; or

(iv) amend the provisions of Section 13 hereof in any manner adverse to the interests of the holder of this Note,

without the consent of the holder of each Note so affected.

                  Any such modification or waiver shall apply equally to each holder of the Notes and shall be binding upon them, upon each future holder of any Note and upon the Company, whether or not such Note shall have been marked to indicate such modification or waiver, but any Note issued thereafter shall bear a notation referring to any such modification or waiver. Promptly after obtaining the written consent of the holders as herein provided, the Company shall transmit a copy of such modification or waiver to the holders of the Notes at the time outstanding.

     9. Events of Default. If any one or more of the following events, herein called "Events of Default," shall occur (for any reason whatsoever, and whether such occurrence shall, on the part of the Company or any of its subsidiaries, be voluntary or involuntary or come about or be effected by operation of law or pursuant to or in compliance with any judgment, decree or order of a court of competent jurisdiction or any order, rule or regulation of any administrative or other governmental authority) and such Event of Default shall be continuing:

(i) default shall be made in the payment of the principal of this Note when and as the same shall become due and payable, whether at maturity or at a date fixed for prepayment or repurchase (including default of any optional prepayment in accordance with the requirements of Section 5 or any Change of Control Payment in accordance with the requirements of
         Section 6, as the case may be) or by acceleration or otherwise; or

(ii) default shall be made in the payment of any installment of interest on this Note according to its terms when and as the same shall become due and payable; or

(iii) default shall be made in the due observance or performance of any covenant, condition or agreement on the part of the Company contained herein in Section 7(j); or

(iv) default shall be made in the due observance or performance of any other covenant, condition or agreement on the part of the Company to be observed or performed pursuant to the terms hereof or of the Purchase Agreement, and such default shall continue for 20 days after written notice thereof, specifying such default and requesting that the same be remedied; or

(v) any representation or warranty made by or on behalf of the Company herein or in the Purchase Agreement shall prove to have been false or incorrect in any material respect on the date on or as of which made; or

(vi) the entry of a decree or order for relief by a court having jurisdiction in the premises in respect of the Company or any of its subsidiaries in any involuntary case under the federal bankruptcy laws, as now constituted or hereafter amended, or any other applicable federal or state bankruptcy, insolvency or other similar laws, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of the Company or any of its subsidiaries for any substantial part of any of their property or ordering the winding-up or liquidation of any of their affairs and the continuance of any such decree or order unstayed and in effect for a period of 45 consecutive days; or

(vii) the commencement by the Company or any of its subsidiaries of a voluntary case under the federal bankruptcy laws, as now constituted or hereafter amended, or any other applicable federal or state bankruptcy, insolvency or other similar laws, or the consent by any of them to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) of the Company or any of its subsidiaries for any substantial part of any of their property, or the making by any of them of any general assignment for the benefit of creditors, or the failure of the Company or of any of its subsidiaries generally to pay its debts as such debts become due, or the taking of corporate action by the Company or any of its subsidiaries in furtherance of or which might reasonably be expected to result in any of the foregoing; or

(viii) a default or an event of default as defined in any instrument evidencing or under which the Company or any of its subsidiaries has outstanding at the time any Indebtedness in excess of $500,000 in aggregate principal amount shall occur and as a result thereof the maturity of any such Indebtedness shall have been accelerated so that the same shall have become due and payable prior to the date on which the same would otherwise have become due and payable and such acceleration shall not have been rescinded or annulled within 20 days; or

(ix) final judgment (not reimbursed by insurance policies of the Company or any of its subsidiaries) for the payment of money in excess of $500,000 shall be rendered against the Company or any of its subsidiaries and the same shall remain undischarged for a period of 30 days during which execution shall not be effectively stayed;

then the holders of at least 33-1/3% in aggregate principal amount of the Notes at the time outstanding may, at their option, by a notice in writing to the Company declare this Note to be, and this Note shall thereupon be and become immediately due and payable together with interest accrued thereon, without diligence, presentment, demand, protest or further notice of any kind, all of which are expressly waived by the Company to the extent permitted by law.

                  At any time after any declaration of acceleration has been made as provided in this Section 9, the holders of a majority in principal amount of the Notes then outstanding may, by notice to the Company, rescind such declaration and its consequences, provided, however, that no such rescission shall extend to or affect any subsequent default or Event of Default or impair any right consequent thereon.

                  Without limiting the foregoing, the Company hereby waives any right to trial by jury in any legal proceeding related in any way to this Note and agrees that any such proceeding may, if the holder so elects, be brought and enforced in the Superior Court of the Commonwealth of Massachusetts for Suffolk County or the United States District Court for the District of Massachusetts and the Company hereby waives any objection to jurisdiction or venue in any such proceeding commenced in such court. The Company further agrees that any process required to be served on it for purposes of any such proceeding may be served on it, with the same effect as personal service on it within the State of New York, by registered mail addressed to it at its office or agency set forth in paragraph (a) of Section 7 for purposes of notices hereunder.

     10. Suits for Enforcement. Subject to the provisions of Section 13 of this Note, in case any one or more of the Events of Default specified in Section 9 of this Note shall happen and be continuing (subject to any applicable cure period expressly set forth herein), the holder of this Note may proceed to protect and enforce its rights by suit in equity, action at law and/or by other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Note or in aid of the exercise of any power granted in this Note, or may proceed to enforce the payment of this Note or to enforce any other legal or equitable right of the holder of this Note.

                  In case of any default under this Note, the Company shall pay to the holder hereof reasonable collection costs and reasonable attorneys' fees, to the extent actually incurred.

     11. Remedies Cumulative. No remedy herein conferred upon the holder of this
Note is intended to be exclusive of any other remedy and each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise.

     12. Remedies Not Waived. No course of dealing between the Company and the holder of this Note or any delay on the part of the holder hereof in exercising any rights hereunder shall operate as a waiver of any right of the holder of this Note.

     13. Subordination. (a) Anything contained in this Note to the contrary notwithstanding, the indebtedness evidenced by the Notes shall be subordinate and junior, to the extent set forth in the following paragraphs (A), (B), (C) and (D), to all Senior Indebtedness of the Company. "Senior Indebtedness" shall mean the principal of, premium, if any, and interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on, and all reasonable fees, reimbursement and indemnity obligations, and all other obligations arising in connection with, any indebtedness for borrowed money of the Company, contingent or otherwise, now outstanding or created, incurred, issued, assumed or guaranteed in the future, for which, in the case of any particular indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such indebtedness shall not be subordinate in right of payment to any other indebtedness of the Company. Without limiting the generality of the foregoing, Senior Indebtedness shall include all Obligations (under and as defined in the Credit Agreement); notwithstanding the foregoing, Senior Indebtedness shall include only such Obligations until such time as the same are paid in full in cash and all obligations to provide financial accommodations under the Credit Agreement have terminated. For purposes of this Note, "Credit Agreement" shall mean the Loan and Security Agreement, dated as of May 19, 1999, by and among BankBoston Retail Finance Inc., as Administrative Agent and as Collateral Agent (collectively, the "Agent"); BankBoston Retail Finance Inc., as "Working Capital Lender"; Back Bay Capital Funding LLC and the Company, as the same may be amended, from time to time thereafter, together with any agreement entered into in connection with the restatement, renewal, extension, restructuring, refunding or refinancing of the Liabilities (under and as defined in the Credit Agreement), together with any agreement entered into with any person which provides revolving or term credit to replace or supplement the "Revolving Credit" and the "Term Loan" within the meaning of the Credit Agreement.

                           (A) In the event of any insolvency, bankruptcy, liquidation, reorganization or other similar proceedings, or any receivership proceedings in connection therewith, relative to the Company or its creditors or its property, and in the event of any proceedings for voluntary liquidation, dissolution or other winding up of the Company, whether or not involving insolvency or bankruptcy proceedings, then all Senior Indebtedness shall first be paid in full in cash, before any payment, whether on account of principal, interest or otherwise, is made upon the Notes.

                           (B) In any of the proceedings referred to in paragraph (A) above, any payment or distribution of any kind or character, whether in cash, property, stock or obligations which may be payable or deliverable in respect of the Notes shall be paid or delivered directly to the holders of Senior Indebtedness for application in payment thereof, unless and until all Senior Indebtedness shall have been paid in full in cash.

                           (C) No payment shall be made, directly or indirectly,
         on account of the Notes (i) upon maturity of any Senior Indebtedness obligation, by lapse of time, acceleration (unless waived), or otherwise, unless and until all principal thereof and interest thereon and all other obligations in respect thereof shall first be paid in full in cash and all obligations to provide financial accommodations under the Credit Agreement have terminated, or (ii) upon the happening of any default in payment of any principal of, premium, if any, or interest on or any other amounts payable in respect of Senior Indebtedness when the same becomes due and payable whether at maturity or at a date fixed for prepayment or by declaration or otherwise (a "Senior Payment Default"), unless and until such Senior Payment Default shall have been cured or waived or shall have ceased to exist.

                  (D) Upon the happening of an event of default or any event or circumstance with respect to any Senior Indebtedness permitting (after notice or lapse of time or both if required, otherwise immediately) one or more holders of such Senior Indebtedness (or, in the case of the Credit Agreement, the Agent or any other person having the power to do
         so) to declare such Senior Indebtedness due and payable prior to the date on which it is otherwise due and payable or to suspend the providing of credit to the Company pursuant to the Credit Agreement (a "Non-monetary Default"), upon the occurrence of (i) receipt by the holders of the Notes of written notice from the holders of said Senior Indebtedness (or, in the case of the Credit Agreement, the Agent) of a Non-monetary Default (any such notice, a "Blockage Notice"), or (ii) if such Non-monetary Default results from the acceleration of the Notes, the date of such acceleration; then (x) the Company shall not make, directly or indirectly, to the holder of the Notes any payment of any kind of or on account of all or any part of the Notes; (y) the holders of the Notes shall not accept from the Company any payment of any kind of or on account of all or any part of the Notes and (z) the holders of the Notes may not take, demand, receive, sue for, accelerate or commence any remedial proceedings with respect to any amount payable under the Notes, unless and until in each case described in clauses
         (x), (y) and (z) all such Senior Indebtedness shall have been paid in full in cash; provided, however, that if such Nonmonetary Default shall have occurred and be continuing for a period (a "Blockage Period") commencing on the earlier of the date of receipt of such Blockage Notice or the date of the acceleration of the Notes and ending 179 days thereafter (it being understood that not more than one Blockage Period may be commenced with respect to the Notes during any period of 90 consecutive days), and during such Blockage Period (i) such
         Non-monetary Default shall not have been cured or waived, (ii) the holder of such Senior Indebtedness (or, in the case of the Credit
         Agreement, the Agent) shall not have made a demand for payment and commenced an action, suit or other proceeding against the Company and
         (iii) none of the events described in subsection (A) above shall have occurred, then (to the extent not otherwise prohibited by subsections
         (A), (B) or (C) above) the Company may, not less than 10 days after receipt by the holders of such Senior Indebtedness or the Agent, as the case may be, of written notice to such effect from the holders of the Notes, make and the holders of the Notes may accept from the Company all past due and current payments of any kind of or on account of the Notes, and such holder may demand, receive, retain, sue for or otherwise seek enforcement or collection of all amounts payable on account of principal of or interest on the Notes. Any such payments made by the Company upon lifting of the Blockage Period shall cure any payment default hereunder.

     (b) Subject to the payment in full in cash of all Senior Indebtedness as aforesaid, the holders of the Notes shall be subrogated to the rights of the holders of Senior Indebtedness to receive payments or distributions of any kind or character, whether in cash, property, stock or obligations, which may be payable or deliverable to the holders of Senior Indebtedness, until the principal of, and interest on, the Notes shall be paid in full in cash, and, as between the Company, its creditors other than the holders of Senior Indebtedness, and the holders of the Notes, no such payment or distribution made to the holders of Senior Indebtedness by virtue of this Section 13 which otherwise would have been made to the holder of the Notes shall be deemed a payment by the Company on account of the Senior Indebtedness, it being understood that the provisions of this Section 13 are and are intended solely for the purposes of defining the relative rights of the holders of the Notes, on the one hand, and the holder of the Senior Indebtedness, on the other hand. Subject to the rights, if any, under this Section 13 of holders of Senior Indebtedness to receive cash, property, stock or obligations otherwise payable or deliverable to the holders of the Notes, nothing herein shall either impair, as between the Company and the holder of the Notes, the obligation of the Company, which is unconditional and absolute, to pay to the holder thereof the principal thereof and interest thereon in accordance with its terms or prevent (except as otherwise specified therein) the holders of the Notes from exercising all remedies otherwise permitted by applicable law or hereunder upon default hereunder.

     (c) If any payment or distribution of any character or any security, whether in cash, securities or other property, shall be received by any holders of the Notes in contravention of any of the terms hereof or before all the Senior Indebtedness obligations have been paid in full in cash and all obligations to provide financial accommodations under the Credit Agreement have terminated, such payment or distribution or security shall be received in trust for the benefit of, and shall be paid over or delivered and transferred to, the holders of the Senior Indebtedness at the time outstanding in accordance with the priorities then existing among such holders for application to the payment of all Senior Indebtedness remaining unpaid, to the extent necessary to pay all such Senior Indebtedness in full in cash. In the event of the failure of any such holder to endorse or assign any such payment, distribution or security, each holder of any Senior Indebtedness is hereby irrevocably authorized to endorse or assign the name.

     (d) The rights under these subordination provisions of the holders of any Senior Indebtedness as against any holders of the Notes shall remain in full force and effect without regard to, and shall not be impaired or affected by:

(i)      any act or failure to act on the part of the Company; or

(ii) any extension or indulgence in respect of any payment or prepayment of any Senior Indebtedness or any part thereof or in respect of any other amount payable to any holder of any Senior Indebtedness; or

(iii) any amendment, modification or waiver of, or addition or supplement to, or deletion from, or compromise, release, consent or other action in respect of, any of the terms of any Senior Indebtedness or any other agreement which may be made relating to any Senior Indebtedness; or

(iv) any exercise or non-exercise by the holder of any Senior Indebtedness of any right, power, privilege or remedy under or in respect of such Senior Indebtedness or these subordination provisions or any waiver of any such right, power, privilege or remedy or of any default in respect of such Senior Indebtedness or these subordination provisions or any receipt by the holder of any Senior Indebtedness of any security, or any failure by such holder to perfect a security interest in, or any release by such holder of, any security for the payment of such Senior Indebtedness; or

(v) any merger or consolidation of the Company or any of its subsidiaries into or with any other person, or any sale, lease or transfer of any or all of the assets of the Company or any of its subsidiaries to any other person; or

(vi) absence of any notice to, or knowledge by, any holder of any claim hereunder of the existence or occurrence of any of the matters or events set forth in the foregoing clauses (i) through (v); or

(vii)    any other circumstance.

     (e) The holders of the Notes unconditionally waive (i) notice of any of the matters referred to in Section 13(d); (ii) all notices which may be required, whether by statute, rule of law or otherwise, to preserve intact any rights of any holder of any Senior Indebtedness, including, without limitation, any demand, presentment and protest, proof of notice of nonpayment under any Senior Indebtedness or the Credit Agreement, and notice of any failure on the part of the Company to perform and comply with any covenant, agreement, term or condition of any Senior Indebtedness, (iii) any right to the enforcement, assertion or exercise by any holder of any Senior Indebtedness of any right, power, privilege or remedy conferred in such Senior Indebtedness or otherwise,
(iv) any requirements of diligence on the part of any holder of any of the Senior Indebtedness, (v) any requirement on the part of any holder of any Senior Indebtedness to mitigate damages resulting from any default under such Senior Indebtedness and (vi) any notice of any sale, transfer or other disposition of any Senior Indebtedness by any holder thereof.

     (f) The obligations of the holder under these subordination provisions shall continue to be effective, or be reinstated, as the case may be, if at any time any payment in respect of any Senior Indebtedness, or any other payment to any holder of any Senior Indebtedness in its capacity as such, is rescinded or must otherwise be restored or returned by the holder of such Senior Indebtedness upon the occurrence of any proceeding referred to in paragraph 13(a)(A) or upon or as a result of the appoint of a receiver, intervenor or conservator of, or trustee or similar officer for, the Company or any substantial part of its property or otherwise, all as though such payment had not been made.

     (g) Notwithstanding anything to the contrary herein, the Company shall not at any time offer (and the holder hereof shall not at any time accept) (i) any pledge of collateral or (ii) any guaranty by any parent or subsidiary of the Company, in each case with respect to the obligations of the Company under this Note.

     14. Covenants Bind Successors and Assigns. All the covenants, stipulations, promises and agreements in this Note contained by or on behalf of the Company shall bind its successors and assigns, whether so expressed or not.

     15. Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of New York.

     16. Headings. The headings of the sections and paragraphs of this Note are inserted for convenience only and do not constitute a part of this Note.

     17. Third Party Beneficiaries. The provisions of Section 13 are intended to be for the benefit of, and shall be enforceable directly by each holder of, the Senior Indebtedness.


                  IN WITNESS WHEREOF, JBI Apparel, Inc. has caused this Note to be signed in its corporate name by one of its officers thereunto duly authorized and to be dated as of the day and year first above written.


                            JBI APPAREL, INC.


                            By: /s/ Philip Rosenberg
                            Name:  Philip Rosenberg
                            Title:  Executive Vice President